Exhibit 10.16

North State Bancorp 2007 Equity Compensation Plan for Directors

On May 3, 2007, the Board of Directors of North State Bancorp adopted the 2007 Equity Compensation Plan for Directors. The Plan is effective as of January 1, 2007. The President and Chief Executive Officer, Larry D. Barbour, also is a director of North State Bancorp and will participate in the Plan. The Plan provides for an annual issuance of shares of North State Bancorp common stock to the directors in connection with their service as Board members.

Effective as of January 1, 2007, each director will receive 30 shares of North State Bancorp common stock for each Board meeting and Board committee meeting on which he or she serves, whether he or she attends the meeting or not. At the end of each year, North State will determine the aggregate number of shares earned by each director and issue stock certificates to them, provided that if the aggregate fair market value of the shares to be issued is greater than $275,000, the aggregate number of shares to be issued will be decreased so that the aggregate fair market value of the shares does not exceed $275,000, with the reduction in the number of shares to be applied on a pro rata basis, based on the number of shares originally to be issued. If the aggregate fair market value of the shares to be issued to directors is less than $225,000, then the aggregate number of shares to be issued will be increased so that the aggregate fair market value of the shares is equal to $225,000, with the increase in the number of shares to be applied to the directors on a pro rata basis, based on the number of shares originally to be issued.